Exhibit 99.1

HUTCHINSON TECHNOLOGY REPORTS PRELIMINARY NET SALES
FOR FISCAL 2009 SECOND QUARTER

HUTCHINSON, Minn., April 3, 2009 – Hutchinson Technology Incorporated (NASDAQ: HTCH) announced today that it shipped approximately 107 million suspension assemblies during its fiscal 2009 second quarter ended March 29, 2009, compared with approximately 155 million in the preceding quarter.  The company’s combined shipments for the mobile and enterprise segments declined more than 50% sequentially, while shipments for the 3.5” ATA segment increased sequentially.  The company’s average selling price declined sequentially from $0.76 to $0.71 due primarily to this shift in product mix, as well as an expected continuation of aggressive pricing conditions.  This decline in average selling price, combined with the lower shipments, resulted in net sales of approximately $79 million for the fiscal 2009 second quarter.

Change in a Customer’s Procurement Plan

Hutchinson Technology was recently notified by Seagate Technology that it intends to phase out its procurement of suspension assemblies from the company.  Hutchinson Technology estimates that this change will occur over the next 18 to 24 months.  In the quarter ended March 29, 2009, Seagate Technology represented approximately 19% of the company’s net sales.  Hutchinson Technology is currently evaluating the impact of this change on its overall strategies and restructuring plans and will provide further details in its second quarter results announcement and conference call.  As previously reported, the company is making structural changes that consolidate certain operations, preserve cash and lower its annualized costs by $110 million to $125 million.

Fiscal 2009 Second Quarter Financial Results to be Reported on April 28, 2009

The company announced it will report fiscal 2009 second quarter financial results on Tuesday, April 28, 2009, after the close of the market.  A subsequent conference call for the investment community will take place at 5:00 p.m. Eastern Time (4:00 p.m. Central Time).
The call will be accessible live and on an archived basis on Hutchinson Technology’s web site at www.htch.com/investors.  The webcast is also being distributed by Thomson StreetEvents to both institutional and individual investors at www.earnings.com.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  The company’s Disk Drive Components Division is a leading supplier of suspension assemblies for disk drives.  The company’s BioMeasurement Division is focused on bringing to the market new technologies and products that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding customer procurement plans, manufacturing consolidation, cost savings and cash management.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT: Chuck Ives Investor Relations Manager Hutchinson Technology Inc. 320-587-1605	MEDIA CONTACT: Connie Pautz Corporate Communications Director Hutchinson Technology Inc. 320-587-1823